Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO RESETS
CONVERTIBLE DEBT

CRANFORD, NJ, June 30, 2014 – Metalico, Inc. (NYSE MKT: MEA) today announced an agreement in principle to restructure the principal balance of its outstanding Convertible Notes that would defer the Note holders’ put right to December 31, 2015.

Metalico’s original Convertible Notes, issued in 2008, granted Note holders a right to require full payment of the outstanding principle balance of $23.4 million and accrued interest on June 30, 2014. Under the proposed agreement with the Note holders, the Company is scheduled to deliver a cash payment of $7 million and a number of shares of Metalico common stock having a value of $5 million.

The $7 million cash component would be funded under the Company’s existing senior secured financing agreement. The price per share for the $5 million equity component is to be based on a discount to the simple average of the volume weighted average price of the Company’s common stock for the fifteen trading days prior to and the fifteen trading days commencing on the date of execution of definitive documentation. The agreement provides for a true-up of the shares at the same discount in the event the Note holders receive more or less than their conversion price on dispositions of shares during a twenty-five-day trading period following the date of issuance.

Metalico would retire the remainder of the existing Convertible Notes by issuing new notes in the aggregate principle amount of the $11.4 million balance. The new notes would be paid from proceeds of Metalico’s previously announced planned divestiture of non-core assets.

Two thirds of the new note balance could be prepaid without penalty if retired by November 30, 2014 and February 28, 2015, respectively and thereafter would incur an early payment stock premium if paid from proceeds of asset sales and cash premium if paid from sources other than asset sale proceeds. The remaining third, or approximately $3.8 million, could not be called for three years, would be subject to early payment costs determined by sources of payment, and would be convertible into shares of Metalico common stock at any time after issuance at a slight premium to a volume weighted average price of the Company’s common stock determined as of July 1. The other two thirds would become convertible according to a similar formula as of November 30, 2014 and February 28, 2015, respectively. The new notes would mature on July 1, 2024 but may be put by the holders at par on December 31, 2015.

The terms of the restructuring have been approved by TPG Specialty Lending, Inc. and PNC Bank, National Association, Metalico’s senior secured lenders, who have also agreed to amend their financing agreement. Modifications would include increases to certain fees and to applicable margins over certain interest rates and a resetting of financial covenants to be effected before year end. The senior lenders would also receive warrants exercisable at a cost of one cent per share representing 7.5% of the Company’s outstanding equity, subject to antidilution protection, including the shares of Metalico common stock equivalent to $5 million issued as payment on the existing Convertible Notes.

Metalico will file a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the Convertible Note restructuring and the amendments to the financing agreement.

The Company plans to close the restructuring and the amendment promptly, subject to negotiation of definitive binding documentation and other customary closing conditions, including NYSE MKT approval to the extent it is determined to be necessary. There can be no assurance at this time that definitive binding documentation will be executed, or that such approval will be given, on the terms and conditions anticipated by the Company.

About Metalico
Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to the definitive terms and conditions of the Convertible Note restructuring and the financing agreement amendments. These statements may contain statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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